EXECUTIVE RESTRICTED UNIT AGREEMENT
UNDER THE
STONEMOR PARTNERS L.P. LONG-TERM INCENTIVE PLAN
This Restricted Unit Agreement (the “Agreement”) entered into as of July 18, 2018 (the “Agreement Date”), by and between StoneMor GP LLC (together with its successors and assigns, the “Company”), the general partner of and acting on behalf of StoneMor Partners L.P., a Delaware limited partnership (together with its successors and assigns, the “Partnership”) and Joseph M. Redling, an executive of the Company (the “Participant”).
BACKGROUND:
In order to make certain awards to key employees, directors and consultants of the Company and its Affiliates, the Company maintains on behalf of the Partnership the StoneMor Partners L.P. 2014 Long-Term Incentive Plan (the “Plan”). The Plan is administered by a Committee (as defined in the Plan) of the Board of Directors (“Board”) of the Company. The Committee has determined to grant to the Participant, pursuant to the terms and conditions of the Plan and the Employment Agreement between the Participant and the Company dated June 29, 2018 (the “Employment Agreement”), an award (the “Award”) of Restricted Units (as defined in the Plan), conditioned on satisfying time vesting conditions set forth in this Agreement. The Participant has determined to accept such Award. Any initially capitalized terms and phrases used in this Agreement, but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.
NOW, THEREFORE, the Company and the Participant, each intending to be legally bound hereby, agree as follows:
ARTICLE 1
AWARD OF RESTRICTED UNITS
1.1    Grant of Units and Vesting. The Participant is hereby granted the following Units under the Plan, conditioned on satisfying the applicable vesting conditions contained herein, which will permit the Participant receive the following number of Units of the Partnership:

Effective Date	July 18, 2018
Total Number of Units	750,000 Units
Units vest in sixteen equal quarterly installments over a four (4) year period, commencing on the three month anniversary of the Effective Date (as such term is defined in the Employment Agreement.
Notwithstanding the forgoing, in the event of a Change of Control, (as defined below), all Units shall become fully vested as of the date of such Change in Control. For purposes of this Section 1.1, “Change of Control” means, and shall be deemed to have occurred upon one or more of the following events: (a) the members of the Company approve, in one or more related transactions, a plan of complete liquidation of the Company; or (b) the sale or other disposition by either the Company or the Partnership of all of its assets. For the avoidance of doubt, there shall be no acceleration in a dilution or security structure change of control.
Certificates for Units shall be issued to the Participant upon the vesting of any Units, subject to the provisions of the Plan, including, but not limited to, Sections 6(d) and 8(f) of the Plan, and further subject to the Participant paying, or making suitable arrangements to pay, all applicable foreign, federal, state and local taxes, as more fully provided in Section 3.3 hereof, not later than the period permitted by Regulation 1.409A-1(b)(4) entitled “Short-term deferrals” and any successor guidance under the Code.
1.2    Forfeiture. All unvested Units hereunder are subject to the forfeiture provisions of Section 1.4 hereof and to the clawback provision referenced in Section 2.2 hereof.
1.3    Unit Distribution Rights (“UDRs”). The unvested Units shall be entitled to receive distributions made by the Partnership to holders of common units. Any UDR payments will be made to the Participant on or promptly following the date on which the distributions are otherwise paid to the holders of common units; provided, however, in no event shall the distribution payment be made later than 30 days following the date on which the Partnership pays such distributions to the holders of common units generally.
1.4    Forfeiture of Unvested Units Upon Termination of Employment. In the event of the termination of the employment of the Participant (whether voluntary or involuntary and regardless of the reason for the termination, or for no reason whatsoever) with the Company or its Affiliates, all Units which have not vested on the date of such termination shall be deemed to be automatically forfeited, unless the Participant’s employment is on that date transferred to the Company, the Partnership or one of their Affiliates. If a Participant’s employment is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers employment to the Company, the Partnership or one of their remaining Affiliates. Nothing contained herein shall be deemed to amend or otherwise modify any employment agreement between the Company and the Participant.
1.5    Nonalienation of Benefits. Participant shall not have the right to sell, assign, transfer or otherwise convey or encumber in whole or in part the unvested Units under this Agreement, and the right to receive any payment hereunder shall not be subject to attainment, lien or other involuntary encumbrance.
ARTICLE 2
PARTICIPANT REPRESENTATIONS,
WARRANTIES AND ACKNOWLEDGEMENTS

2.1    Units Not Registered. The Participant understands that the Units are being issued under the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) and exemptions contained in the securities laws of other jurisdictions and that the offer and issuance of the Units have not been examined by the United States Securities and Exchange Commission (the “SEC”) or by any administrative agency charged with the administration of the securities laws of any other jurisdiction.
2.2    Available Information. The Participant understands that the Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and files reports and other information with the SEC in accordance with the rules and regulations of the SEC thereunder. The Participant acknowledges that he may read and copy the reports and other information the Partnership files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 and that the SEC also maintains an Internet website (www.sec.gov) that contains reports and other information that the Partnership files electronically with the SEC. The Participant is agreeing to accept the award of Units offered hereby without being furnished any offering literature or prospectus and that all documents, records and books pertaining to this investment requested by the Participant, including a copy of the Plan, have been made available by the Company to the Participant and the Participant’s representatives.
2.3    Accredited Investor. The Participant represents that he is an “accredited investor” as defined in Regulation D under the Act.
2.4    Informed Decision. The Participant has such knowledge and experience in financial and business matters that the Participant is capable of evaluating the merits and risks of an investment in the Units and of making an informed investment decision.
2.5    Risks. The Participant understands that an investment in the Partnership is speculative in nature and involves a high degree of risk and is suitable only for persons of substantial means who have no need for liquidity in their investment, and the Participant confirms that the Participant has carefully considered the risks explained in the risk factors included in the reports the Partnership has filed with the SEC.
2.6    Restrictions on Transfer. The Participant confirms that the Participant understands and has fully considered for purposes of this investment that there are substantial restrictions on the transferability of the Units in addition to the restrictions based on vesting of the Units. The Participant acknowledges that any sale of Units may be made only in accordance with the terms and provisions of the Partnership’s insider trading policies, as they may be amended from time to time. In addition, the Participant acknowledges that the Units have not been registered under the Act and therefore cannot be sold in the United States unless they are subsequently registered under the Act (which the Partnership is not obligated to do and has no current intention of doing) or an exemption from such registration is available under the Act. The Participant acknowledges that he will not be able to sell the Units pursuant to Rule 144 under the Act unless and until, in addition to satisfying the other applicable provisions of Rule 144: (a) the Partnership has filed all required reports under Section 13 of the Exchange Act other than Form 8-K reports during the 12 months preceding such sale and (b) he has held the Units for a period of at least six months. The Participant acknowledges that the Partnership has not filed its Quarterly Report on Form 10-Q for the Fiscal Quarter Ended March 31, 2018 as of the date of this Agreement. The Participant further acknowledges that such restrictions may prevent him from selling Units (other than through the withholding process described in Section 3.3 hereof) in order to satisfy any tax obligations as set forth in Section 3.3 hereof.

2.7    No Need for Liquidity. The Participant represents that he (i) is able to bear the economic risk of an investment in the Units, (ii) is able to hold the Units for an indefinite period of time, (iii) is able to afford a complete loss of this investment and (iv) has adequate means of providing for his current needs and possible personal contingencies and has no need for liquidity in this investment.
2.8    Information from Company; Advice of Counsel. The Participant confirms that, in making the decision to acquire the Units, the Participant has been given the opportunity to ask questions of and to receive answers from the Company concerning the Units and the Partnership and has consulted with and received the advice of his own legal counsel.
2.9    Investment Intent. The Units are being acquired by the Participant in good faith solely for the Participant’s own personal account for investment purposes only and are not being purchased with a view to or for resale, distribution, subdivision or fractionalization thereof. The Participant has no contract, understanding, undertaking, agreement or arrangement, formal or informal, with any person to sell, transfer or pledge to any person the Units or any part thereof. The Participant has no current plans to enter into any such contract, undertaking, agreement, understanding or arrangement. The Participant understands that the legal consequences of the foregoing representations and warranties are that the Participant must bear the economic risk of an investment in the Units for an indefinite period of time. The Participant further agrees not to engage in any hedging transactions with regard to the Units unless in compliance with the Act.
ARTICLE 3
GENERAL PROVISIONS
3.1    No Right Of Continued Service. The receipt of this Award does not give the Participant, and nothing in the Plan or in this Agreement shall confer upon the Participant, any right to continue in the employment of the Company or any of its Affiliates. Nothing in the Plan or in this Agreement shall affect any right which the Company or any of its Affiliates may have to terminate the employment of the Participant.
3.2    Clawback. The Units and related UDRs are subject to clawback under any clawback policies which are adopted by the Committee, as amended from time to time, including, but not limited to, clawback listing requirements of the New York Stock Exchange imposed by SEC rules adopted pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
3.3    Tax Withholding. The Participant is responsible to pay to the Company, or make suitable arrangements to pay, all applicable foreign, federal, state and local tax withholding as a condition to receiving certificates for the vested Units and as a condition to receiving payment of UDRs, not later than the period permitted by Regulation 1.409A-1(b)(4) entitled “Short-term deferrals” and any successor guidance under the Code. In order to satisfy any such tax obligations with respect to Units that vest (a) pursuant to the first installment to vest hereunder or (b) pursuant to any subsequent installment that vests on a date as of which the Partnership has not filed all required reports under Section 13 of the Exchange Act other than Form 8-K reports during the preceding 12 months, the Participant may authorize the Company to withhold Units having a Fair Market Value (as defined in the Plan) as of the date on which such tax withholding obligations are payable by the Participant equal to the amount of such obligations.
3.4    Administration. Pursuant to the Plan, the Committee is vested with conclusive authority to interpret and construe the Plan, to adopt rules and regulations for carrying out the Plan, and to make determinations with respect to all matters relating to this Agreement, the Plan and awards made pursuant thereto. The authority to manage and control the operation and administration of this Agreement shall be likewise vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee, and any decision made by the Committee with respect to this Agreement, shall be final and binding and conclusive in the absence of clear and convincing evidence that such decision was made in bad faith.
3.5    Effect of Plan; Construction. The entire text of the Plan is expressly incorporated herein by this reference and so forms a part of this Agreement. In the event of any inconsistency or discrepancy between the provisions of this Agreement and the terms and conditions of the Plan under which the Units are granted, the provisions of the Plan shall govern and prevail. The Units and this Agreement are each subject in all respects to, and the Company and the Participant each hereby agree to be bound by, all of the terms and conditions of the Plan, as the same may have been amended from time to time in accordance with its terms; provided, however, that no such amendment shall deprive the Participant, without the Participant’s consent, of any rights earned or otherwise due to the Participant hereunder.
3.6    Amendment, Supplement or Waiver. This Agreement shall not be amended, supplemented, or waived in whole or in part, except by an instrument in writing executed by the parties to this Agreement.
3.7    Captions. The captions at the beginning of each of the numbered Articles and Sections herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.
3.8    Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS AGREEMENT SHALL EXCLUSIVELY BE GOVERNED BY AND DETERMINED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF).
3.9    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, sent by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested. Notices shall be deemed to have been duly given or made upon actual receipt by the party to which the notice is addressed. Such communications shall be addressed and directed to the parties listed below (except where this Agreement expressly provides that it be directed to another) as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:

(a)    if to the Partnership or Company: StoneMor GP LLC
3600 Horizon Blvd.
Trevose, PA 19053, or its then current principal office
Attention: Chief Financial Officer
(b)    if to the Participant: to the address for the Participant as it appears on the Company’s records, with a copy (which shall not constitute notice) to:
Morrison Cohen LLP
909 Third Avenue, 27th Floor
New York, NY 10022
Attention: Robert M. Sedgwick, Esq.
3.10    Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.
3.11    Entire Agreement; Counterparts; Construction. This Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement, and embodies the entire understanding of the parties with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original against any party whose signature appears thereon. The rule of construction that ambiguities in a document are construed against the draftsperson shall not apply to this Agreement.
3.12    Binding Agreement. The terms and conditions of this Agreement shall be binding upon, and inure to the benefit of, the estate, heirs, beneficiaries and other representatives of the Participant. The terms and conditions of this Agreement shall be binding upon the Company and the Partnership and their respective successors and assigns.
3.13    Arbitration. Any dispute or disagreement with respect to any portion of this Agreement or its validity, construction, meaning, performance, or Participant’s rights hereunder shall be finally settled by binding confidential arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect and this Section 3.13. Any arbitration commenced by either party shall be held in Philadelphia, Pennsylvania. The decision of the arbitrator shall explain the basis for any award in reasonable detail and in writing. Any award of the arbitrator shall be final and binding, and shall not be appealable upon any grounds other than as permitted pursuant to the Federal Arbitration Act. The award, in the arbitrator’s discretion, may include reasonable attorney’s fees and costs. Judgment on the award may be entered, confirmed and enforced in any court of competent jurisdiction. The Participant and the Company acknowledge and agree that in connection with any such arbitration, the AAA filing fee, arbitrator’s costs and related AAA administrative expenses shall be borne by the Company. THE PARTICIPANT HEREBY WAIVES ANY RIGHT TO A JURY TRIAL.

3.14    Signatures. This Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if signatures thereto and hereto were upon the same instrument. Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be effective for this purpose.
IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the Agreement Date.

STONEMOR PARTNERS L.P.
By:    StoneMor GP LLC

By:    /s/ Austin K. So
Name:    Austin K. So

Title:	General Counsel, Chief Legal Officer and Secretary

The Participant hereby acknowledges receipt of a copy of the foregoing Restricted Unit Agreement and the Plan, and having read them, hereby signifies the Participant’s understanding of, and the Participant’s agreement with, their terms and conditions. The Participant hereby accepts this Restricted Unit Agreement in full satisfaction of any previous written or verbal promises made to the participant by the Partnership or the Company or any of its other Affiliates with respect to this particular award under the Plan.

/s/ Joseph M. Redling    (seal)
Joseph M. Redling                    July 18, 2018